Filed Pursuant to Rule 424(b)(3)
SEC File #333-237643
1st FRANKLIN FINANCIAL CORPORATION
SENIOR DEMAND NOTES
PERIODS OF DECEMBER 8, 2022 THRU DECEMBER 14, 2022
AND
DECEMBER 15, 2022 THRU DECEMBER 21, 2022

Period of December 8, 2022 Thru December 14, 2022

Daily Balance	$1 to $2,499	$2,500 to $9,999	$10,000 to $49,999	$50,000 to $99,999	$100,000 & over
Effective Yield (a)	1.51%	1.51%	1.77%	2.02%	2.02%
Interest Rate	1.50%	1.50%	1.75%	2.00%	2.00%

Period of December 15, 2022 Thru December 21, 2022

Daily Balance	$1 to $2,499	$2,500 to $9,999	$10,000 to $49,999	$50,000 to $99,999	$100,000 & over
Effective Yield (a)	1.51%	1.51%	1.77%	2.02%	2.02%
Interest Rate	1.50%	1.50%	1.75%	2.00%	2.00%

(a)	Compounded daily based on 365/366 day year.

This is not an offer to sell, or the solicitation of an offer to purchase these securities in any jurisdiction where such offer or solicitation is unlawful. Any offer or sale will be made only by a prospectus, which is available by visiting us at 135 East Tugalo Street, Toccoa, Georgia, by writing us at P.O. Box 880, Toccoa, Georgia 30577 or by calling us at (706) 886-7571 or (800) 282-0709 (toll-free).

1st Franklin Financial Corporation (“1FFC”) is not a bank. All investments offered by 1FFC are not bank deposits or obligations, are not insured by the FDIC or any other Federal or State governmental agency and are not guaranteed by a depository institution. All investment products are subject to loss. Please see the Terms & Conditions of your Investment with us and our periodic filings with the Securities and Exchange Commission for further information.

Prospectus Supplement Dated December 8, 2022